Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Talon Therapeutics, Inc.
San Mateo, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2012, relating to the financial statements of Talon Therapeutics, Inc., which is contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
San Jose, California

April 25, 2012